               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         Current Report

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of Report                                  December 15, 1995
(Date of earliest event reported)


             LIBERTY EQUIPMENT INVESTORS L.P. - 1984
     (Exact name of registrant as specified in its charter)


Delaware                    0-013080                   13-3222673
(State or other         (Commission File         (I.R.S. Employer
jurisdiction of             Number)                Identification
incorporation or                                             No.)
organization


World Financial Center - South Tower, N.Y., N.Y.      10080-6114
New York, New York
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code:(212) 236-6577


                               N/A
 (Former name or former address, if changed since last report.)


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Item 2. ACQUISITION OR DISPOSITION OF ASSETS.

On December 15, 1995, Registrant sold all of its remaining 641 maritime shipping containers to Trans Ocean, Container Corp. ("TOCC") its container manager, for an aggregate of $1,418,800. The effective date of the sale was November 30, 1995 (the "Effective Date"). The containers were owned by Registrant and operated pursuant to a pooling and agency agreement (the "Pooling Agreement") with TOCC. Concurrent with the sale of the containers TOCC paid Registrant $54,896.88 representing a settlement payment for the remaining mutual obligations of TOCC and Registrant pursuant to the Pooling Agreement as of the Effective Date. The Pooling Agreement and the container sales agreement with TOCC were thereupon terminated.

Item 5. OTHER EVENTS.

As previously reported Registrant had been pursuing the sale of its remaining assets with the objective of liquidating and dissolving in 1995. As a result of the sale of the containers discussed above under "Item 2. - Acquisition or Disposition of Assets", Registrant had liquidated its remaining operating investments.

Subsequent to this event Registrant liquidated its remaining assets and liabilities and, on December 27, 1995, deposited $2,507,697.10 with Bank of New York, as Depositary, for distribution to partners, as a liquidating distribution. Of this amount, $2,482,620.13, or $79.22 per unit of limited partnership interest, was distributed to limited partners and $25,076.97 was distributed to the General Partner representing its 1% interest in Registrant's final liquidating distribution. Accordingly, the Partnership has been liquidated and terminated.


Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
        AND EXHIBITS.

         Pro forma financial information.

The following unaudited pro forma financial information reflects the container sale as if it had occurred as of January 1, 1994. The pro forma results of operations for the nine month period ended September 29, 1995 and for the year ended December 30, 1994 do not reflect the revenues and expenses from the containers and also do not reflect gains recognized from sales of containers during the periods. In addition, the pro forma results for these periods do not include the gain of approximately $370,000 recognized by Registrant from the sale of the remaining containers.

Giving effect to the transaction as if it had occurred on January 1, 1994 the pro forma net loss for the thirty-nine week period ended September 29, 1995 would have been approximately $41,454 ($1.31 per unit) compared to net income of $115,120 ($3.63 per unit) which was reported for that period. For that same period, the Partnership would have incurred a loss from continuing operations of $106,454 ($3.36 per unit) compared to the actual reported income from continuing operations of $50,120 ($1.58 per unit).

Giving effect to the transaction as if it had occurred January 1, 1994 the pro forma net loss for the year ended December 30, 1994 would have been approximately $274,315 ($8.67 per unit), compared to a net loss of $154,330 ($4.88 per unit) which was reported for that period. For that same period, the Partnership would have incurred a loss from continuing operations of $81,958 ($2.59 per unit) compared to the actual reported income from continuing operations of $38,027 ($1.20 per unit).

Income and Loss from Discontinued Operations for both periods would not have been affected by the container sale transaction.

In addition, if the transaction and distribution to partners had occurred as of September 29, 1995, the balance sheet as of that date would have only reflected cash and accrued expenses necessary to liquidate the Partnership.



Item 7.

(c)     Exhibits. (furnished pursuant to Item 601 of
        Regulation S-K)

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EXHIBIT NUMBER             DESCRIPTION              PAGE NUMBER

10.1            Purchase Agreement for the sale
                of Registrant's remaining 641
                containers to Trans Ocean
                Container Corp., a California
                Corporation.





                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              LIBERTY EQUIPMENT INVESTORS L.P.-1984

                              By: Whitehall Partners Inc.
                                  General Partner


Dated: December 28, 1995      /s/ Diane T. Herte
                                  Diane T. Herte
                                  Treasurer
                                  Chief Accounting Officer
                                  and Chief Financial Officer




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